Exhibit 99

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

ORASURE ANNOUNCES EXERCISE OF UNDERWRITERS’

OVERALLOTMENT OPTION

BETHLEHEM, PA — November 3, 2003—OraSure Technologies, Inc. (Nasdaq NM:OSUR) today announced that the underwriters of its recent public offering of 5,000,000 shares of common stock have purchased an additional 311,000 shares pursuant to an overallotment option granted in connection with the offering. This represents a partial exercise of the option, which originally covered 750,000 shares of the Company’s common stock. With the exercise of the overallotment option, the offering will have resulted in the sale of a total of 5,311,000 shares of common stock, with total proceeds to the Company, after underwriting discounts, of $45,170,055.

OraSure intends to use the net proceeds from the offering for general working capital, commercialization of new products, research and development activities, potential acquisitions, capital expenditures, patent license fees, debt service and retirement, and general corporate purposes.

Thomas Weisel Partners LLC has acted as the lead underwriter, and SG Cowen Securities Corporation and Wells Fargo Securities, LLC have acted as co-managers in this transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This offering of common stock may be made only by means of a prospectus, a copy of which can be obtained from the offices of Thomas Weisel Partners LLC, 390 Park Avenue, New York, NY 10022. An electronic copy of the prospectus is available on the Securities and Exchange Commission web site at www.sec.gov.

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.

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